UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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ENTRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Entrust, Inc.

One Hanover Park, 16633 Dallas Parkway, Suite 800, Addison, Texas 75001

March 25, 2005

Dear Stockholder,

You are invited to attend the 2005 Annual Meeting to be held on Friday, May 6, 2005 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001.

The annual meeting will begin with discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting. Following the meeting I will be available to answer any questions about our operations.

Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

F. William Conner

President, Chief Executive Officer and Chairman of the Board

ENTRUST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, MAY 6, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Entrust, Inc., a Maryland corporation (the “Company”), will be held on Friday, May 6, 2005 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 (the “Meeting”) for the purpose of considering and voting upon the following matters:

1.	To elect two Class I directors for the ensuing three years;

2.	To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent public accountants for the year ending December 31, 2005; and

3.	To transact such other business, if any, as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

Holders of record of the Company’s Common Stock at the close of business on March 11, 2005 are entitled to notice of and to vote at the Meeting and at any adjournments thereof. A list of the Company’s stockholders is open for examination to any stockholder at the principal executive offices of the Company, One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001 and will be available at the Meeting.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

By Order of the Board of Directors,

James D. Kendry, Secretary

March 25, 2005

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

ENTRUST, INC.

One Hanover Park, Suite 800

16633 Dallas Parkway

Addison, Texas 75001

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on Friday, May 6, 2005

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Entrust, Inc., a Maryland corporation (the “Company”), of proxies for use at the Annual Meeting of Stockholders to be held on Friday, May 6, 2005 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 and at any adjournments thereof (the “Meeting”).

All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the election of the nominees for director named below and the ratification of Grant Thornton as the Company’s independent auditors for the year ending December 31, 2005. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

The Board of Directors has fixed March 11, 2005 as the record date (the “Record Date”) for determining holders of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), who are entitled to vote at the Meeting. At the close of business on the Record Date, there were 62,598,809 shares of Common Stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Meeting, held by 711 stockholders of record. Because many of these shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these holders of record.

If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 11, 2005, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your shares are registered, obtain a proxy from that person and bring it to the Meeting.

The Notice of Meeting, this Proxy Statement, the enclosed Proxy Card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 are first being sent or given to stockholders on or about March 25, 2005. The Company will, upon written request of any stockholder and the payment of an appropriate processing fee, furnish copies of the exhibits to its Annual Report on Form 10-K. Please address all such requests to the Company, Attention of David Rockvam, Director, Investor Relations, Entrust, Inc., One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001. All of these documents are also available through the investor relations section of the Company’s website at http://www.entrust.com.

Quorum Requirements

The holders of a majority of the outstanding shares of Common Stock on March 11, 2005 present in person or represented by proxy and entitled to vote will constitute a quorum for the transaction of business at the Meeting. Abstentions are treated as “present” for quorum purposes.

Voting Requirements

Election of Directors. You may vote “for” or “withhold” with respect to any or all director nominees. The election of directors requires a plurality of the votes cast “for” the election of directors; accordingly the directorships to be filled at the Meeting will be filled by the nominees receiving the highest number of votes “for.” Votes that are “withheld” will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Ratification of the Appointment of Independent Auditors. You may vote “for,” “against” or “abstain” with respect to the ratification of the appointment of our independent auditors. The affirmative vote of a majority of the votes cast “for” or “against” the matter by stockholders entitled to vote at the Meeting is required to ratify the appointment of our independent auditors. Because an abstention is not treated as a vote “for” or “against,” it will have no effect on the outcome of the vote for this proposal.

Broker Non-Votes. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, “broker non-votes” will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on matter.

Expenses and Solicitation

The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, the Company has engaged W.F. Doring & Co. to assist in the solicitation of proxies, and has agreed to pay W.F. Doring & Co. a fee of approximately $5,200, plus reasonable expenses.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of March 11, 2005, with respect to the beneficial ownership of shares of Common Stock by:

•	each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock;

•	the directors and nominees for directors of the Company;

•	the Named Executive Officers; and

•	all executive officers, directors and nominees for directors of the Company as a group.

For purposes of this disclosure, the Named Executive Officers consist of:

(i)	the individual who served as the Company’s Chief Executive Officer during 2004 (the “CEO”);

(ii)	the four most highly compensated individuals (other than the CEO) who were serving as executive officers on December 31, 2004; and

(iii)	two additional executive officers for whom disclosure would have been provided pursuant to paragraph (ii) above but for the fact that the individual was not serving as an executive officer of the Company on December 31, 2004.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares		Percent of Class (%)
5% Stockholders

Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., and Fiduciary Trust Company International One Franklin Parkway San Mateo, CA 94403	5,609,902	(2)	9.0

Austin W. Marxe and David M. Greenhouse 153 East 53rd Street, 55th floor, New York, NY 10022.	3,680,639	(3)	5.9

Deutsche Bank AG Taunusanlage 12 D-60325 Frankfurt am Main Federal Republic of Germany	3,548,301	(4)	5.7

Deephaven Capital Management LLC 130 Cheshire Lane, Suite 102, Minnetonka MN 55305	3,499,330		5.6

Directors and Nominees
F. William Conner	4,792,750	(5)	7.7
Butler C. Derrick, Jr.	63,283	(6)	*
Anthony E. Hwang	21,960	(7)	*
Jerry C. Jones	16,785	(8)	*
Andrew Pinder	4,000	(9)	*
Michael P. Ressner	63,951	(10)	*
Douglas Schloss	649,809	(11)	1.0

Other Named Executive Officers
James Contardi	115,911	(12)	*
Hans Downer	284,745	(13)	*
Ed Pillman	514,722	(14)	*
Kevin Simzer	206,063	(15)	*
Kevin Sullivan	106,503	(16)	*
David Wagner	240,597	(17)	*

Named Executive Officers, directors and nominees for directors, as a group (13 persons)	7,081,079	(18)	11.3

* Less than 1%.

(1)	The number of shares beneficially owned by each director, nominee for director, named executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 11, 2005 through the exercise of any stock option or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2)	Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., and Fiduciary Trust Company International have sole powers to vote or to direct the vote, dispose or to direct the disposition of, 4,325,100, 1,284,560 and 242 shares respectively. These securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries, including Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., and Fiduciary Trust Company International, (the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. The voting and investment powers held by Franklin Mutual Advisers, LLC (“FMA”), formerly Franklin Mutual Advisers, Inc., an indirect wholly owned investment advisory subsidiary of FRI, are exercised independently from FRI and from all other investment advisor subsidiaries of FRI (FRI, its affiliates and investment advisor subsidiaries other than FMA are collectively referred to herein as “FRI affiliates”). Furthermore, FMA and FRI internal policies and procedures establish informational barriers that prevent the flow between FMA and the FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective advisory clients. Consequently, FMA and the FRI affiliates hold investment and voting power separately from each other. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI, the Principal Shareholders, and each of the Adviser Subsidiaries are of the view that they are not acting as a “group” for purposes of Section 13(d) under the 1934 Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities held by any of them or by any persons or entities advised by FRI subsidiaries. The clients of the Adviser Subsidiaries, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or power to direct the receipt of dividends from, as well as the proceeds from the sale of, such securities. Franklin Templeton Portfolio Advisors, Inc. (FTPA) may hold some or all of such shares under various “wrap fee” investment management arrangements. Under these arrangements, the underlying clients may, from time to time, either retain, delegate to FTPA entirely, or delegate on a client-by-client basis, the power to vote the shares beneficially held by FTPA. To the extent any underlying clients retain voting power of any shares, FTPA disclaims sole power to vote or direct the vote for such shares.

(3)	Marxe and Greenhouse share sole voting and investment power over 477,000 shares owned by Special Situations Cayman Fund, L.P., 1,657,001 shares owned by Special Situations Fund III, L.P., 816,538 shares owned by Special Situations Private Equity Fund, L.P., 114,500 shares owned by Special Situations Technology Fund and 615,600 shares of Common Stock owned by Special Situations Technology Fund II, L.P.

(4)	Shares are beneficially owned by the Corporate and Investment Banking business group and the Corporate Investments business group (collectively, “CIB”) of Deutsche Bank AG and its subsidiaries and affiliates (collectively, “DBAG”). CIB disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which CIB or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which CIB is the general partner, managing general partner, or other manager, to the extent interests in such entities are held by persons other than CIB.

(5)	Includes 4,680,750 shares which may be acquired pursuant to Presently Exercisable Options.

(6)	Includes 61,783 shares which may be acquired pursuant to Presently Exercisable Options.

(7)	Includes 17,960 shares which may be acquired pursuant to Presently Exercisable Options.

(8)	Includes 12,785 shares which may be acquired pursuant to Presently Exercisable Options.

(9)	Includes 2,000 shares with restrictions that expire July 30, 2005.

(10) Includes 62,451 shares which may be acquired pursuant to Presently Exercisable Options.

(11)	Includes 47,609 shares which may be acquired pursuant to Presently Exercisable Options. Mr. Schloss beneficially owns 1,500 shares directly. In addition, 594,500 shares are held of record by Marcus Schloss & Co., Inc., a registered broker-dealer, of which Mr. Schloss is the CEO. Mr. Schloss shares voting and investment power with respect to those shares with certain other shareholders of Marcus Schloss & Co. This also includes an additional 6,200 shares that are held in trust for the benefit of Mr. Schloss’ daughters with his wife as trustee. Mr. Schloss disclaims beneficial ownership of these 6,200 shares held in trust except to the extent of his pecuniary interest therein.

(12)	Includes 90,911 shares which may be acquired pursuant to Presently Exercisable Options. Also includes 25,000 shares of Common Stock which were issued with restrictions on October 18, 2004. One-fourth of the restricted shares shall vest on the first anniversary of issue date, and the remaining shares shall vest at a rate of one-thirty-sixth of the remaining shares per month for the next 36 months.

(13)	Includes 283,745 shares which may be acquired pursuant to Presently Exercisable Options.

(14)	All these shares may be acquired pursuant to Presently Exercisable Options.

(15)	Includes 201,250 shares which may be acquired pursuant to Presently Exercisable Options.

(16)	Includes 82,603 shares which may be acquired pursuant to Presently Exercisable Options. Mr. Sullivan’s employment with the Company ended on December 13, 2004.

(17)	Includes 210,224 shares which may be acquired pursuant to Presently Exercisable Options.

(18)	Includes 6,266,793 shares which may be acquired pursuant to Presently Exercisable Options.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Directors

The Company has a classified Board of Directors currently consisting of two Class I directors, three Class II directors and two Class III director. The Class I, Class II and III, directors will serve until the annual meeting of stockholders to be held in 2005, 2006 and 2007, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The persons named in the enclosed proxy will vote to elect, as Class I directors, Butler C. Derrick, Jr. and Jerry C. Jones, both of whom currently serve on the Company’s Board of Directors, unless the proxy is marked otherwise. Each Class I director will be elected to hold office until the 2008 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if either nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may nominate.

For each member of the Board of Directors whose term of office as a director continues after the Meeting, including those who are nominees for election as Class I directors, there follows information given by each concerning his principal occupation and business experience for at least the past five years, the names of other publicly held companies of which he serves as a director and his age and length of service as a director of the Company. There are no family relationships among any of the directors, nominees for directors and executive officers of the Company. The Company encourages directors to attend the annual meetings of stockholders. Two of our eight directors who were serving at the time attended last year’s annual meeting of stockholders held on May 7, 2004.

Nominees for Directors With Terms Expiring in 2008 (Class I Directors)

Butler C. Derrick, Jr., age 68, has been a director of the Company since May 1999. Since February 2004 Mr. Derrick has been the managing partner of Nelson, Mullins, Riley and Scarborough LLP. From August 1998 to February 2004, Mr. Derrick was a Partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, Washington, D.C. From January 1995 to July 1998, Mr. Derrick was a Partner at the law firm of Williams & Jensen, Washington, D.C. Mr. Derrick served in Congress as a United States Representative from South Carolina from January 1975 to January 1995. While in Congress, Mr. Derrick held numerous posts, including Deputy Majority Whip and Vice Chairman of the House Rules Committee.

Jerry C. Jones, age 49, has served on our Board of Directors since December 2003. He serves as Acxiom Corporation’s Business Development and Legal Leader. At Acxiom, he is responsible for the Legal Team, leads the strategy and execution of mergers and alliances, and assists in other strategic initiatives. Mr. Jones came to Acxiom in March 1999 from the Rose Law Firm in Little Rock, Arkansas, where for 19 years he specialized in problem solving and business litigation. He is a 1980 graduate of the University of Arkansas School of Law and holds a bachelor’s degree in public administration from the University of Arkansas.

Directors’ Recommendation:

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Derrick and Jones to the Board of Directors.

Directors Whose Terms Expire in 2007 (Class III Directors)

Andrew Pinder, age 57, has served on the Board of Directors of the Company since July 2004. As the United Kingdom’s e-Envoy, Mr. Pinder spearheaded the Prime Minister’s directive to bring Internet access to all British citizens and businesses by 2005. He was also responsible for forging stronger information networks in the British government and for enabling the U.K. to be a recognized leading e-Government and a leader in e-Business. Mr. Pinder was awarded the Commander of the Order of the British Empire (CBE) in HM the Queen’s New Year’s Honours list for his services to the Cabinet Office. He is also a non-executive director of United Utilities PLC and its subsidiary Vertex Data Sciences Ltd., both of the United Kingdom. Before his appointment as e-Envoy in 2001, Mr. Pinder was a partner in a venture capital firm and carried out a number of management consultancy assignments for the British government. Previous executive leadership roles also include positions as the head of European Operations and Technology at Citibank, Director of Operations and Technology at Prudential Corporation, and Director of Information Technology at the Office of Inland Revenue.

Michael P. Ressner, age 56, has been a director of the Company since May 1999. Since January 2003, he has been an Adjunct Professor of Applied Financial Management at North Carolina State University. From January 2001 to December 2002, Mr. Ressner served as Vice President, Nortel Networks. Prior to that time, he served as Vice President of Finance of Nortel Networks’ Enterprise Solutions group from February 1999 to January 2001. From May 1994 to January 1999, Mr. Ressner served as Vice President of Finance for the Carrier Solutions business unit of Nortel Networks. Prior to these assignments, he held a number of senior finance management posts within various business units of Nortel Networks. Mr. Ressner currently serves on the Board of Directors of Magellan Health Services, Proxim Corporation, Riverstone Networks, Exide Technologies and Arsenal Digital Solutions.

Directors Whose Terms Expire in 2006 (Class II Directors)

F. William Conner, age 45, has served as the Company’s President and Chief Executive Officer since April 2001 and as Chairman of the Board from October 1998 to May 2000 and from January 2002 to the present. He has been on the Board of Directors since July 1997. He has been highlighted in such publications as The Wall Street Journal, Washington Post and the Financial Times as a knowledge leader in the fight against cyber crime and identity theft. Mr. Conner has been a leader in the effort to elevate information security to a corporate governance issue and fashion a public-private partnership to protect America’s critical infrastructure. He launched and co-chaired the Business Software Alliance Information Security Governance Task Force, which released a security management framework in November 2003. He also co-chaired the National Cyber Security Partnership’s Corporate Governance Task Force, which released its information security governance framework in April 2004. He has been recognized as one of the Federal Computer Week’s Federal 100—the top executives from government, industry and academia who had the greatest impact on the government information systems community in 2003. In 2003, Mr. Conner received the Corporate CEO Award as part of the annual Tech Titans Award program.

From November 1999 to April 2001, Mr. Conner served as President, Enterprise Networks and eBusiness Solutions of Nortel Networks, a global Internet and communications company, where he led the turnaround of the Enterprise business while redefining and delivering ebusiness applications. From September 1998 to October 1999, he served as the first Chief Marketing Officer of Nortel Networks, leading the effort to reposition the company as a global leader in building the high-performance Internet and was recognized as “Marketer of the Year” in High Tech. From 1992 to September 1998, Mr. Conner held a number of key executive leadership positions at Nortel Networks, including President of its first data business, Executive Vice President of Nortel Networks’ Enterprise Networks Business and a variety of other key leadership positions in sales and marketing.

Anthony E. Hwang, age 56, has served on the Board of Directors of the Company since August 2003. Since 1992, he has been Chief Operating Officer of the A&E Group, an Asia-based multi-activity business group. From July 2003 to March 2004, Dr. Hwang served as the Chairman of the Board of Directors and CEO of Ohana Wireless, Incorporated (“Ohana”). As of January 1, 2005, Dr. Hwang serves as Chairman of the Board of

Directors, President and CEO of Asia Digital Media Limited (“Asia Digital Media”). Prior to joining the A&E Group, Dr. Hwang obtained extensive experience in research and development and held various management positions in his 12-year career at Bell Laboratories and at AT&T. Dr. Hwang has been an advisor to Wytec management since 1997 and was elected to the Wytec Board of Directors in April 2001. Dr. Hwang earned a Doctorate in Theoretical Physics at the University of Texas at Austin.

Douglas Schloss, age 46, has served on the Board of Directors of the Company since July 2001. Since January 1994, he has been the President and Chief Executive Officer of Rexford Management, Inc., a firm that manages an investment partnership specializing in transaction arbitrage. He is currently the Chairman of the Board of SCO Family of Services, a New York City based social services agency which is one of the ten largest social services agencies in the United States and the largest in New York City. He is also on the Board at St. Paul’s School in Concord, New Hampshire. He has also served as Chief Executive Officer and Chairman of Marcus Schloss & Co., Inc., a registered broker-dealer and formerly a New York Stock Exchange specialist firm, since March 1993. Prior to these positions, Mr. Schloss managed the equity trading desk and arbitrage investment portfolio of Marcus Schloss & Co.

For information relating to shares of Common Stock owned by each of the directors and nominees for directors, see “Security Ownership of Certain Beneficial Owners and Management” above.

Board and Committee Meetings

The Board of Directors of the Company met five times (including by teleconference) during 2004. Each of our incumbent directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served during 2004, in each case, which were held during the period for which he was a director.

The Board of Directors has four standing committees: the Compensation Committee, the Audit Committee, the Nominations and Corporate Governance Committee and the Executive Committee. The Board of Directors has determined, upon the recommendation of the Nominations and Corporate Governance Committee, that aside from Messrs. Conner and Hwang all the members of our Board of Directors are “independent” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”). Moreover, the Board of Directors has determined, upon the recommendation of the Nominations and Corporate Governance Committee, that each member of the Audit Committee of our Board of Directors is also “independent” within the meaning of the rules of the U.S. Securities and Exchange Commission (the “SEC”) and NASDAQ. Each of the Company’s Compensation, Audit and Nominations and Nominations and Corporate Governance Committees is comprised soley of independent directors.

The charters for the Company’s Compensation, Audit, and Nominations and Corporate Governance Committees, together with the Company’s Code of Business Conduct, Policy Regarding Selection of Directors and Policy Regarding Communications with the Board, are available on the investor relations section of the Company’s website at http://www.entrust.com. The Board of Directors regularly reviews corporate governance developments and modifies these policies and charters as warranted. Any modifications are reflected on the Company’s website at the address indicated above. In addition, the Company has attached to this Proxy Statement a copy of the charter of the Nominations and Corporate Governance Committee (Appendix A) and the charter of the Audit Committee (Appendix B).

The Compensation Committee has the authority and responsibility to establish the compensation of, and compensation policies applicable to, the Company’s executive officers and administers and grants stock options and other stock-based awards pursuant to the Company’s stock plans. The Compensation Committee held five meetings during 2004. The current members of the Compensation Committee are Messrs. Jones (chair) and Pinder.

The Audit Committee members are currently Messrs. Schloss (Chair), Ressner and Jones. The Audit Committee held sixteen meetings during 2004. The primary functions of the Audit Committee include:

•	selecting the Company’s independent auditor;

•	reviewing the independence of the independent auditor;

•	reviewing the annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor;

•	evaluating the adequacy of the Company’s internal financial and accounting processes and controls; and

•	reviewing with management and the independent auditor the annual and interim financial statements of the Company.

The Board of Directors has determined that Mr. Schloss is an “audit committee financial expert” within the meaning of the rules of the SEC.

The Nominations and Corporate Governance Committee currently consists of Messrs. Derrick (Chair) and Schloss. The Nominations and Corporate Governance Committee held five meetings during 2004. The primary duties of the Nominations and Corporate Governance Committee include:

•	making recommendations to the Board of Directors and stockholders of the Company regarding recruitment of new directors, re-election of incumbent directors and tenure and retirement policies for directors;

•	studying and reviewing with management the effectiveness of the organization and conduct of business of the Board of Directors and making recommendations to the Board of Directors with respect thereto; and

•	reviewing compensation of directors and making recommendations to the Board of Directors with respect thereto.

The Nominations and Corporate Governance Committee and the Board of Directors have adopted a Policy Regarding Selection of Directors. In identifying and recommending to the Board of Directors qualified candidates for Board membership, the Nominations and Corporate Governance Committee focuses primarily on the following criteria: judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business; diversity of viewpoints, backgrounds, experiences, and other demographics; business or other relevant experience; and the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company. The Nominations and Corporate Governance Committee does not set specific, minimum qualifications that candidates must meet in order for the Nominations and Corporate Governance Committee to recommend them to the Board of Directors, but rather believes that each candidate should be evaluated based on his or her individual merits. The Nominations and Corporate Governance Committee gives appropriate consideration to candidates for Board membership nominated by stockholders in accordance with the Company’s by-laws, and shall evaluate such candidates in the same manner as other candidates identified to the Nominations and Corporate Governance Committee. The Nominations and Corporate Governance Committee may use outside consultants to assist in identifying candidates.

Stockholders wishing to propose director candidates for consideration by the Company may do so by writing to the Secretary of the Company and providing information specified in the Company’s by-laws, including the candidate’s name, address and principal occupation. The Company’s by-laws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give written notice of an intent to make such a nomination complying with the by-laws of the Company to the Secretary of the Company not less than 60 days nor more than 90 days prior to the stockholders’ meeting; provided that, if less than 70 days’ notice or prior disclosure of the date of the meeting is given or made, the Company must receive notice from the stockholder not later than the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

The Board of Directors has also adopted a Policy Regarding Communications with the Board. Stockholders of the Company and others who have concerns about the conduct of the Company or any of its directors, officers or employees, including with respect to the Company’s accounting controls or auditing matters, may communicate these concerns, in a confidential or anonymous manner, to Jay Kendry, Vice President and Chief Governance Officer of the Company. Mr. Kendry will communicate concerns regarding accounting, internal controls and other auditing issues to the chairperson of the Audit Committee. Mr. Kendry will communicate other concerns, depending on the nature of the matter, to the chairperson of the Nominations and Corporate Governance Committee. If it is unclear whether a communication involves accounting, internal accounting control or other auditing issues or if it involves both accounting, internal accounting controls or other auditing issues and other matters, Mr. Kendry will direct such communication to the chairperson of the Audit Committee, with a note to that effect. Mr. Kendry may be contacted at Entrust, Inc., 16633 Dallas Parkway, Suite 800, Addison, TX 75001 or via email at jay.kendry@entrust.com.

The Executive Committee currently consists of Messrs. Conner (Chair), Derrick, Jones and Schloss. The Executive Committee held two meetings during 2004. The Executive Committee comprises the Chairman of the Board and the chairs of the other committees of the Board of Directors and provides assistance to the Board of Directors in fulfilling its responsibility to the Company and its stockholders, particularly with respect to matters requiring immediate attention. The Executive Committee has the authority to exercise all the powers of the Board of Directors, except as prohibited by law or the Company’s charter or by-laws and except for the power to fill vacancies on the Board of Directors.

Non-Employee Director Compensation

As of December 31, 2004 non-employee directors receive a quarterly retainer fee of $3,125, a $2,500 cash fee for each regularly scheduled Board meeting attended (including all committee meetings attended in conjunction with such Board meeting) and $800 for each meeting, if any, attended during the intervening periods and having a duration of at least one hour, and are reimbursed for out-of-pocket expenses incurred in connection with their attendance at such meetings. The following table sets forth the compensation paid or payable to non-employee directors for their service on the Board and its committees, as applicable, during the year ended December 31, 2004:

Non-Employee Director	Compensation ($)
Butler C. Derrick, Jr.	$25,000
Anthony E. Hwang	25,000
Jerry C. Jones	25,000
Terrell B. Jones	13,240	(1)
Andrew Pinder	11,250
Michael P. Ressner	33,000
Douglas Schloss	33,000
Liener Temerlin	32,621	(2)
Edward O. Vetter	35,599	(3)

(1)	On May 7, 2004 Mr. Terrell Jones resigned from the Board of Directors. In consideration of his service to the Board of Directors Mr. Jones was paid a cash award in the amount of $4,490.41. Such award is included in the amount listed, and was calculated based on the Company’s estimate of 10% of the Black Scholes value of options as of the date of his retirement from the Board of Directors, exclusive of vested in-the-money options and exclusive of in-the-money options that are scheduled to vest within 90 days from such retirement date.

(2)	On January 28, 2005, Mr. Temerlin resigned from the Board of Directors. In consideration of his service to the Board of Directors, Mr. Temerlin will be paid a cash award of $10,120.84. Such award is included in the amount listed, and was calculated based on the Company’s estimate of 10% of the Black Scholes value of his options as of the date of his retirement from the Board of Directors, exclusive of vested in-the-money options and exclusive of in-the-money options that are scheduled to vest within 90 days from such retirement date.

(3)	On December 3, 2004, Mr. Vetter resigned from the Board of Directors. In consideration of his service to the Board of Directors, Mr. Vetter was paid a cash award of $5,899. Such award is included in the amount listed, and was calculated based on the Company’s estimate of 10% of the Black Scholes value of his options as of the date of his retirement from the Board of Directors, exclusive of vested in-the-money options and exclusive of in-the-money options that are scheduled to vest within 90 days from such retirement date.

Non-employee directors are eligible to receive stock options under the Amended and Restated 1996 Stock Incentive Plan, as amended (the “1996 Plan”). The following table sets forth certain information with respect to options granted to non-employee directors during the year ended December 31, 2004. Each option cumulatively vests as to one-third of the shares on the first anniversary of the grant date, and the remainder vests pro rata over the next two years on the monthly anniversary of the grant date. The exercise price is the closing sale price of the Common Stock on the NASDAQ National Market on the date of grant.

Options Granted to Non-Employee Directors

Director	Grant Date	Number of Shares Underlying Options (#)	Exercise Price ($)
Butler C. Derrick, Jr.	May 7, 2004	14,500	$4.59
Anthony E. Hwang	May 7, 2004	12,000	$4.59
Jerry C. Jones	May 7, 2004	14,500	$4.59
Terrell B. Jones(1)	—	—	—
Andrew Pinder(2)	July 30, 2004	24,000	$2.79
Michael P. Ressner	May 7, 2004	14,500	$4.59
Douglas Schloss	May 7, 2004	17,000	$4.59
Liener Temerlin(3)	May 7, 2004	12,000	$4.59
Edward O. Vetter(4)	May 7, 2004	14,500	$4.59

(1)	Mr. Terrell Jones resigned from the Board of Directors on May 7, 2004.

(2)	In consideration of his appointment to the Board of Directors, the Company issued 4,000 shares of Common Stock to Mr. Pinder on July 30, 2004, half of which were issued with restrictions that will expire one year after such date.

(3)	Mr. Temerlin resigned from the Board of Directors on January 28, 2005.

(4)	Mr. Vetter resigned from the Board of Directors on December 3, 2004.

Compensation of Executive Officers

Summary Compensation

The following table sets forth certain information for the years ended December 31, 2002, 2003 and 2004 with respect to the compensation of each of the Named Executive Officers. Please see “Employment, Non-Competition, Retention and Separation Agreements” below for a description of the various employment and severance arrangements with the Company’s Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation				Long-Term Compensation Awards				All Other Compensation ($)
		Salary ($)		Bonus ($)		Restricted Stock Awards ($)		Securities Underlying Options(#) (1)
F. William Conner President and Chief Executive Officer	2004 2003 2002	500,000 500,000 500,000		750,000 500,000 500,000	(2) (4) (4)	— — —		300,000 500,000 250,000		12,308 10,914 6,490	(3) (5) (6)

James Contardi (7) Senior Vice President World-wide sales	2004	81,623	(8)	—		68,750	(9)	200,000		356	(10)

Hans Downer(11) Senior Vice President, Global Professional Services and Canadian Sales	2004 2003 2002	247,617 234,651 220,000	(12)	86,400 — —	(13)	— — —		25,000 65,000 80,000	(16)	$9,615 6,619 6,081	(14) (15) (17)

Edward J. Pillman(18) Senior Vice President, Global Portfolio and Services	2004 2003 2002	413,884 275,000 275,000	(19)	265,250 — 130,000	(20) (23)	— — —		— 80,000 —		$2,611 2,313 2,471	(21) (22) (24)

Kevin Simzer (25) Senior Vice President, Chief Marketing Officer	2004 2003 2002	200,873 187,298 187,298	(26) (26) (26)	$104,801 — 3,697	(27) (26)	— — —		30,000 60,000 173,412	(30)	5,078 7,072 6,940	(28) (29) (31)

Kevin Sullivan(32) Senior Vice President, U.S. Sales	2004 2003 2002	285,681 319,711 233,374	(33) (35) (37)	— — —		— — —		15,000 100,000 45,000		$11,390 13,701 12,244	(34) (36) (38)

David Wagner(39) Senior Vice President and Chief Financial Officer	2004 2003 2002	235,000 207,058 180,000		135,125 — —	(40)	— — —		25,000 80,000 127,700	(43)	$5,399 4,181 4,006	(41) (42) (44)

(1)	Represents the number of shares covered by options to purchase shares of Common Stock granted during the respective year. The Company has never granted any stock appreciation rights.

(2)	Represents Mr. Conner’s bonus under the corporate wide bonus program.

(3)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $6,500, payment by the Company with respect to term life insurance for the benefit of Mr. Conner in the amount of $990.00, payment by the Company with respect to term life insurance for the benefit of Mr. Conner in the amount of $1,233, and payment by the Company with respect to Mr. Conner’s W2/W3 tax preparation in the amount of $4,575.

(4)	Represents a signing bonus, payable over time, that was paid to Mr. Conner pursuant to his employment agreement. See “Employment, Non-Competition, Retention and Separation Agreements—Mr. Conner.”

(5)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $6,000, payment by the Company with respect to term life insurance for the benefit of Mr. Conner in the amount of $990, and payment by the Company with respect to Mr. Conner’s W2/W3 tax preparation in the amount of $3,924.

(6)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $5,500 and payment by the Company with respect to term life insurance for the benefit of Mr. Conner in the amount of $990.

(7)	Mr. Contardi joined the Company in October 2004 as an executive officer.

(8)	Includes $49,315 in sales incentives which were guaranteed to Mr. Contardi under the terms of his employment offer. See “Employment, Non-Competition, Retention and Separation Agreements—Mr. Contardi.”

(9)	Mr. Contardi received 25,000 restricted shares. One-fourth of the restricted shares shall vest on October 18, 2005, and the remaining shares shall vest at a rate of one-thirty-sixth of the remaining shares per month for the next 36 months thereafter.

(10)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $277 and payment by the Company with respect to term life insurance for the benefit of Mr. Contardi in the amount of $79.

(11)	Mr. Downer became an executive officer in April 2003.

(12)	Mr. Downer relocated to Canada in June 2004 and a portion of this salary was paid in Canadian dollars which was converted at an exchange rate of 0.77014 U.S. dollar per Canadian dollar.

(13)	Represents Mr. Downer’s bonus under the corporate wide bonus program.

(14)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $5,915, a contribution to Mr. Downer’s RRSP plan in the amount of $1,759, and payment by the Company with respect to term life insurance for the benefits of Mr. Downer in the amount of $530 (based on exchange rate of 0.77014 U.S. dollar per Canadian dollar).

(15)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $6,000 and payment by the Company with respect to term life insurance for the benefit of Mr. Downer in the amount of $619.

(16)	Includes options to purchase 50,000 shares of Common Stock granted to Mr. Downer in exchange for options to purchase 93,304 shares of Common Stock surrendered by Mr. Downer pursuant to the Company’s voluntary stock option exchange program.

(17)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $5,500 and payment by the Company with respect to term life insurance for the benefit of Mr. Downer in the amount of $581.

(18)	Mr. Pillman joined the Company as an executive officer in June 2001. From July 1, 2004 through to December 31, 2004 he was on administrative leave as part of his severance arrangement. See “Employment, Non-Competition, Retention and Separation Agreements—Mr. Pillman.”

(19)	Mr. Pillman received a base salary of $275,650 for twelve months, inclusive of six months of severance commencing July 1, 2005. Additionally, during the six month time period commencing July 1, 2004 he also served as consultant to the Company and was paid $138,234 for such services.

(20)	Comprised of a bonus component in Mr. Pillman’s severance in the amount of 68,750, a bonus under the corporate wide bonus program in the amount of $192,500, and an additional award of $4,000.

(21)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $1,707 and payment by the Company with respect to term life insurance for the benefit of Mr. Pillman in the amount of $904.

(22)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $1,587 and payment by the Company with respect to term life insurance for the benefit of Mr. Pillman in the amount of $726.

(23)	Includes a retention bonus in the amount of $105,000 paid to Mr. Pillman pursuant to his employment letter agreement. See “Employment, Non-Competition, Retention and Separation Agreements—Mr. Pillman.”

(24)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $1,481 and payment by the Company with respect to term life insurance for the benefit of Mr. Pillman in the amount of $990.

(25)	Mr. Simzer joined the Company in May 1997 and became an executive officer in August 2003.

(26)	Converted from Canadian dollars to U.S. dollars at an exchange rate of 0.77014 U.S. dollar per Canadian dollar.

(27)	Represents Mr. Simzer’s bonus under the corporate wide bonus program. Converted from Canadian dollars to U.S. dollars at an exchange rate of 0.77014 U.S. dollar per Canadian dollar.

(28)	Represents a contribution to Mr. Simzer’s RRSP plan in the amount of $3,081, a contribution to Mr. Simzer’s Canada Pension Plan in the amount of $1,411, and payment by the Company with respect to term life insurance for the benefit of Mr. Simzer in the amount of $587 (based on exchange rate of 0.77014 U.S. dollar per Canadian dollar).

(29)	Represents a contribution to Mr. Simzer’s RRSP plan in the amount of $5,198, a contribution to Mr. Simzer’s Canada Pension Plan in the amount of $1,388 and payment by the Company with respect to term life insurance for the benefit of Mr. Simzer in the amount of $486 (based on exchange rate of 0.77014 U.S. dollar per Canadian dollar).

(30)	Includes options to purchase 83,412 shares of Common Stock granted to Mr. Simzer in exchange for options to purchase 83,412 shares of Common Stock surrendered by Mr. Simzer pursuant to the Company’s voluntary stock option exchange program.

(31)	Represents a contribution to Mr. Simzer’s RRSP plan in the amount of $5,198, a contribution to Mr. Simzer’s Canada Pension Plan in the amount of $1,289 and payment by the Company with respect to term life insurance for the benefit of Mr. Simzer in the amount of $453 (based on exchange rate of 0.77014 U.S. dollar per Canadian dollar).

(32)	Mr. Sullivan joined the Company in January 2002 and became an executive officer in April 2003. Mr. Sullivan’s active employment with the Company ended on December 13, 2004.

(33)	Includes sales commissions and sales bonus in the aggregate amount of $77,653 and a vacation accrual payout of $5,297.

(34)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $6,500, payment by the Company with respect to term life insurance for the benefit of Mr. Sullivan in the amount of $690, and a car allowance payment by the Company in the amount of $4,200.

(35)	Includes sales commissions and sales bonus in the aggregate amount of $129,903.

(36)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $6,000, payment by the Company with respect to term life insurance for the benefit of Mr. Sullivan in the amount of $501, and a car allowance payment by the Company in the amount of $7,200.

(37)	Includes sales commissions and sales bonus in the aggregate amount of $100,970.

(38)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $4,536, payment by the Company with respect to term life insurance for the benefit of Mr. Sullivan in the amount of $508, and a car allowance payment by the Company in the amount of $7,200.

(39)	Mr. Wagner became Senior Vice President and Chief Financial Officer in April 2003.

(40)	Represents Mr. Wagner’s bonus under the corporate wide bonus program

(41)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $4,692 and payment by the Company with respect to term life insurance for the benefit of Mr. Wagner in the amount of $707.

(42)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $3,634 and payment by the Company with respect to term life insurance for the benefit of Mr. Wagner in the amount of $547.

(43)	Includes options to purchase 87,700 shares of Common Stock granted to Mr. Wagner in exchange for options to purchase 112,700 shares of Common Stock surrendered by Mr. Wagner pursuant to the Company’s voluntary stock option exchange program.

(44)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $3,531 and payment by the Company with respect to term life insurance for the benefit of Mr. Wagner in the amount of $475.

Option Grants

The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 2004 to each of the Named Executive Officers. The Company granted no stock appreciation rights during the year ended December 31, 2004.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise Price Per Share ($)(2)	Expiration Date	5% ($)	10% ($)
F. William Conner	300,000	13.3%	4.97	1/30/2014	937,682	2,376,270
James Contardi	200,000	8.9%	2.75	10/18/2014	345,892	876,558
Hans Downer	25,000	1.1%	4.97	1/30/2014	78,140	198,023
Edward Pillman	—	—	—	—	—	—
Kevin Simzer	30,000	1.3%	4.97	1/30/2014	93,768	237,627
Kevin Sullivan	15,000	0.7%	4.97	1/30/2014	46,884	118,814
David Wagner	25,000	1.1%	4.97	1/30/2014	78,140	198,023

(1)	At the time of grant, each option was scheduled to cumulatively vest as to one-quarter of the total shares on the first anniversary of the grant date, and as to an additional 1/36th of the remaining number of shares on that day of the month for each of the next 36 months thereafter. However, on January 28, 2004 the Compensation Committee and the Board of Directors approved the acceleration of all unvested stock options with an exercise price of $4.79 or more; however, options granted to certain employees, including Mr. Sullivan and Mr. Pillman, were not accelerated – see “Report of the Compensation Committee on Executive Compensation”. All options were granted ten years prior to the respective expiration date indicated in the table.

(2)	The exercise price is the closing sale price of the Common Stock on the NASDAQ National Market on the date of grant.

(3)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock, which is dependent on a number of factors, including the future financial results of the Company. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

Aggregated Fiscal Year-End Option Values

The following table summarizes certain information regarding the number and value of unexercised stock options held as of December 31, 2004 by each of the Named Executive Officers. No options or stock appreciation rights were exercised during fiscal 2004 by any of the Named Executive Officers, and no stock appreciation rights were outstanding at year end.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-The-Money Options at Fiscal Year- End ($)
			Exercisable/ Unexercisable(1)(2)	Exercisable/ Unexercisable(2)
F. William Conner	—	—	3,028,667/2,058,333	98,333/196,667
James Contardi	—	—	50,000/150,000	213,333/45,517
Hans Downer	—	—	250,932/84,376	221,200/105,800
Edward Pillman	—	—	466,943/113,057	15,733/31,467
Kevin Simzer	—	—	160,707/111,793	75,028/73,475
Kevin Sullivan	—	—	63,853/96,147	26,316/45,984
David Wagner	—	—	175,848/99,376	88,620/58,067

(1)	Value based upon the last sales price per share ($3.79) of the Company’s Common Stock on December 31, 2004, as reported on the NASDAQ National Market, less the exercise price.

(2)	These values were calculated without reference to the fact that on January 28, 2004 the Compensation Committee and the Board of Directors approved the acceleration of certain unvested stock options with an exercise price of $4.79 or more – see “Report of the Compensation Committee on Executive Compensation”.

Employment, Non-Competition, Retention and Separation Agreements

Mr. Conner

Pursuant to an employment agreement dated April 22, 2001 between Mr. F. William Conner and the Company (the “Conner Employment Agreement”), the Company agreed to employ Mr. Conner as its President and Chief Executive Officer, with an annualized base salary of $500,000 and an annual target performance bonus equal to 100% of Mr. Conner’s then current annualized base salary at the end of each calendar year during which he remains employed by the Company, provided, however, that with respect to calendar year 2001, the Company paid Mr. Conner the full targeted bonus amount for such year upon Mr. Conner’s commencement of employment with the Company. The target bonus amount of $500,000 was paid on May 4, 2001. Under the terms of the Conner Employment Agreement, the Company also agreed to pay Mr. Conner a sign-on bonus of $2,000,000 payable as follows: (1) $1,000,000 within the first week of employment, (2) $500,000 upon completing one year of employment and (3) $500,000 upon completing two years of employment. Accordingly, the Company paid Mr. Conner $1,000,000 (less applicable withholdings and deductions) on May 4, 2001 and $500,000 (less applicable withholdings and deductions) on April 5, 2002. The final installment was paid in 2003. In addition, Mr. Conner is entitled to four weeks of paid vacation per calendar year and reimbursement of (1) reasonable business expenses incurred in connection with the performance of his duties as the Company’s President and Chief Executive Officer and (2) up to $50,000 of reasonable and documented legal and accounting fees incurred in connection with entering into the Conner Employment Agreement. During the term of his employment, Mr. Conner is entitled to participate in any retirement, retirement savings, group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company to the extent that he is eligible thereunder. Mr. Conner was appointed Chairman of the Company’s Board of Directors on January 25, 2002. Subject to the terms and conditions of the Conner Employment Agreement, Mr. Conner’s employment is terminable at will.

In connection with Mr. Conner’s employment as the Company’s President and Chief Executive Officer, the Company granted to Mr. Conner options to purchase an aggregate of 4,000,000 shares of Common Stock at an exercise price of $6.87 per share, all of which have now vested.

The Conner Employment Agreement also includes provisions respecting severance, non-solicitation, con-competition, and confidentiality obligations which have been replaced and superceded by a Severance and Change in Control Agreement (the “Conner SCIC Agreement”) entered into between Mr. Conner and the Company on February 2, 2004.

Pursuant to the Conner SCIC Agreement, if Mr. Conner terminates his employment for Good Reason (as defined in the Conner SCIC Agreement), or the Company terminates Mr. Conner’s employment without Cause (as defined in the Conner SCIC Agreement other than due to death or disability), prior to, or without contemplation of, a Change in Control event (as defined in the Conner SCIC Agreement), then Mr. Conner’s entitlements will include (i) a severance benefit in an amount equal to 2.0 times the sum of his Base Salary (as defined in the Conner SCIC Agreement) and his target annual incentive opportunity for the year in which employment termination occurs; and (ii) immediate acceleration of vesting of all options which would otherwise vest within 18 months of his termination and the right to exercise any vested stock options for 180 days or the remainder of the exercise period, if less. However, if Mr. Conner terminates his employment for Good Reason (which in this context includes any termination by Mr. Conner within 12 months following a Change in Control) or the Company terminates Mr. Conner’s employment without Cause (other than due to death or disability) in contemplation of, or after, a Change in Control, then Mr. Conner’s entitlement will include: (a) a severance benefit in an amount equal to 3.0 times the sum of his Base Salary and his target annual incentive opportunity for the year in which employment termination occurs, payable in lump sum following his termination; (b) a pro rata annual incentive award for the year in which termination occurs assuming he would have received his annual incentive for such year, payable in lump sum following his termination; (c) elimination of all restrictions on any restricted or deferred outstanding stock awards; (d) immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less; (e) settlement of all deferred compensation arrangements; and (f) continued participation in all medical, health and life insurance plans for a period of up to 36 months.

Under the terms of the Conner SCIC Agreement Mr. Conner also agreed:

•	to refrain, without the Company’s prior written consent, from disclosing to anyone (except in good faith in the ordinary course of business to a person who will be advised by Mr. Conner to keep such information confidential) or making use of any confidential information except in the performance of his duties or when required to do so by law;

•	subject to limited exceptions, for a period of 12 months following the termination of his employment, he will not induce employees of the Company or any subsidiary to terminate their employment, and he may not hire, directly or through any employee, agent or representative, any employee of the Company or any subsidiary or any person who was employed by the Company or any subsidiary within 180 days of such hiring; and

•

for a period of 18 months following the termination of his employment, he will not, without the prior consent of the Company, directly or indirectly, have a material interest in (other than an interest held on February 2, 2004 or derived directly, without further material investment by Mr. Conner, from any such interest), be employed by, or be connected with, as an employee, consultant, officer, director, partner, stockholder or joint venturer in any entity which is in direct and material competition with the business of the Company anywhere in North America or Europe; provided however, that these obligations do not apply if his employment is terminated by the Company without Cause (other than due to death or disability), or if Mr. Conner voluntarily terminates his employment for Good Reason (including any reason within 12 months following a Change in Control) within three years after a Change in Control has occurred (or any such termination in contemplation of such Change in Control).

The Conner SCIC Agreement also provides that if any payments or benefits under the SCIC Agreement or any other plan, arrangement or agreement with the Company or any of its affiliates are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Company will provide Mr. Conner with an additional payment to compensate for the tax. The effect of this provision is that the Company, rather than Mr. Conner, bears the financial cost of the excise tax.

On February 2, 2004 the Company also entered into a letter agreement with Mr. Conner (the “CIC Bonus Agreement”) pursuant to which the Company granted Mr. Conner the right to receive an additional bonus upon the occurrence of a Change in Control (a “CIC Bonus”), the size of which varies in value between $200,000 and $5,000,000 based on the fair market value of the Company’s Common Stock on the date that a Change in Control occurs; provided, however, that no bonus shall be payable at such Common Stock value of less than $3.20 per share.

The CIC Bonus Agreement incorporates by reference the terms and conditions of the Company’s Change in Control Bonus Incentive Plan (the “Plan”) which was adopted by the Company’s Board of Directors in December 2003. The Plan defines “Change in Control”, “Cause” and “Good Reason” to have substantially the same meaning as specified in the Conner SCIC Agreement. Under the terms of the Plan, a participant must be an employee immediately prior to a Change in Control in order for the CIC Bonus to be payable. However, if Mr. Conner suffers a Termination in Contemplation of a Change in Control (as defined in the Plan), Mr. Conner shall be entitled to receive full payment. If Mr. Conner’s employment is terminated for Cause at any time prior to a Change in Control, Mr. Conner shall forfeit the CIC Bonus under the Plan and shall not receive any consideration for the cancellation of such CIC Bonus. The Company’s Board of Directors (or committee established by the Board of Directors) may modify, amend, suspend or terminate the Plan; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of Mr. Conner, adversely affect his rights under the Plan or under the Conner CIC Bonus Agreement.

Mr. Contardi

Mr. James Contardi was first employed by the Company pursuant to a letter agreement dated October 15, 2004 in the position of Senior Vice President, Worldwide Sales of Entrust, Inc. Mr. Contardi’s base salary was established at $240,000. In connection with his employment, the Company granted to Mr. Contardi an option to purchase 200,000 shares of Common Stock at an exercise price of $2.75 per share and 25,000 shares of restricted Common Stock. In addition, Mr. Contardi was guaranteed a sales incentive at 100% of his base salary for the time period between his hire date and December 31, 2004, calculated on a pro-rata basis. Commencing January 2005, Mr. Contardi is also eligible to receive quarterly sales incentive bonuses which are a function of the Company’s recognized product revenue and gross product margins. These are only payable provided that certain thresholds are met for such recognized revenue.

Mr. Contardi also entered into an Executive Severance Agreement with the Company pursuant to which he became eligible, upon the termination of his employment without cause by the Company, for the continuation of his then-current base salary for a period of 12 months (the “Severance Period”), during which time he will remain eligible to participate in any Company benefit plans and any currently held options will continue to vest. However, he will not be eligible for any bonuses which would otherwise accrue during the Severance Period. Mr. Contardi’s employment with the Company is at will.

Mr. Contardi has also executed an Executive Confidentiality, Non-Solicitation, Non-Competition, Intellectual Property Rights, and Code of Conduct Agreement. This agreement provides that Mr. Contardi will not disclose Company confidential information, assigns to the benefit of the Company all rights to intellectual property rights created by Mr. Contardi, and includes non-solicitation and non-competition provisions which prohibit him for a period of twelve months from the end of his employment from attempting to solicit any Company employees, or approach or solicit any customer/client, potential customer/client or maturing business opportunity of the Company in order to attempt to direct any such customer/client, potential customer/client or maturing business opportunity away from the Company, among other related prohibitions. He has also agreed that within 12 months of his employment he will not, within 50 miles of any location where the Company does business and where within the preceding 12 months Mr. Contardi had dealings with any customer/client of the company, serve as an executive, officer, director, employee or in any advisory capacity with any competitor, in whole or in part, of the Company, all as more particularly set forth in such agreement.

Mr. Downer

Mr. Hans Downer was first employed by the Company pursuant to a letter agreement dated December 1997. Effective April 7, 2003 the Company promoted Mr. Downer to the position of Senior Vice President, Global Professional Services and Canadian Sales by way of a letter agreement between Mr. Downer and Entrust Limited, a subsidiary of the Company, (the “Downer Agreement”) pursuant to which Mr. Downer’s base salary was established at $240,000. Mr. Downer is also eligible to receive an annual incentive bonus of up to 30% of his base salary provided certain specified individual and Company targets are met, subject to review by the Company’s Compensation Committee. In connection with his promotion the Company agreed to grant Mr. Downer an option to purchase shares of Common Stock of the Company. On August 1, 2003 Mr. Downer acquired an option to purchase 65,000 shares of Common Stock of the Company at an exercise price of $3.20 per share. Mr. Downer agreed to relocate to Ottawa, Canada, and the Company agreed to provide Mr. Downer with relocation assistance as more particularly described in the Downer Agreement. Mr. Downer’s employment with the Company is at will. If his employment is terminated by the Company without cause Mr. Downer will be entitled to a payment equivalent to nine (9) months of his base salary and he will also be entitled to receive, subject to some exclusions, the non-monetary benefits that he would normally have received had he remained employed with the Company.

Mr. Downer’s salary was converted into Canadian dollars at the exchange rate applicable on the date of relocating. His base salary is now 330,000 Canadian dollars.

Mr. Pillman

Pursuant to a letter agreement dated May 17, 2001 between the Company and Mr. Edward J. Pillman, the Company agreed to employ Mr. Pillman as its Senior Vice President, Services and Operations with an annual base salary of $250,000 and a signing bonus of $105,000. This salary was subsequently increased to $275,000 effective October 21, 2002. In addition, on June 28, 2002, Mr. Pillman received a retention bonus of $105,000 upon completion of one year of employment with the Company. Beginning in the second half of 2001, he was also eligible to receive an annual incentive bonus equal to 50% of his base salary provided certain specified individual and Company targets are met. In connection with his employment, the Company granted to Mr. Pillman an option to purchase 400,000 shares of Common Stock at an exercise price of $5.06 per share.

On September 18, 2003 the Company entered into a Transition Agreement and Release letter with Mr. Pillman (the “Transition Agreement”), as amended on June 25, 2004, pursuant to which the Company agreed not to terminate Mr. Pillman’s employment before June 30, 2004, except for cause. Under the Transition Agreement:

•	Mr. Pillman received $206,250 in July 2004 representing six months of his base and bonus compensation, plus an additional $25 per week commencing July 1, 2004;

•	After June 30, 2004 Mr. Pillman remained an employee on administrative leave with benefits ordinarily available to other employees for a term ending December 31, 2004 (“Separation Date”), but he was no longer entitled to any compensation for involuntary termination;

•	The Company options granted to Mr. Pillman continued to vest through to the Separation Date; and

•	It was contemplated that the Company may retain Mr. Pillman for additional services pursuant to mutually agreeable terms.

Effective July 1, 2004 Mr. Pillman and the Company entered into a Letter Agreement pursuant to which Mr. Pillman agreed to provide consulting advice to the Company pertaining to the formation of a joint venture in China called Asia Digital Media Limited (see “Certain Transactions”), pursuant to which Mr. Pillman was compensated at a per diem rate of $1,650 USD. The terms of the Letter Agreement did not alter the terms of the Transition Agreement. The Letter Agreement also provided that all intellectual property rights created in connection with such consulting services would be owned by Entrust.

By letter dated January 7, 2005 Mr. Pillman agreed to an additional temporary employment agreement pursuant to which Mr. Pillman agreed to provide services to the Company until February 28, 2005 (“Final Termination Date”) for additional fees, after which his employment would end. The Transition Agreement was also amended to provide that his options to purchase the Company’s Common Stock would continue to vest until the Final Termination Date, and his benefits would end on the Final Termination Date, all of which occurred on such date.

Mr. Simzer

The Company employs Mr. Simzer pursuant to a letter agreement dated December 6, 1996 between Nortel (on behalf of Entrust Limited), pursuant to which the Company agreed to provide Mr. Simzer with reasonable notice of termination, or pay in lieu thereof.

In August 2003 Mr. Simzer was promoted by the Company to Senior Vice President of Marketing with a base salary of $243,000 Canadian dollars. Mr. Simzer’s annual incentive bonus was changed to 40% of his base salary, subject to review by the Company’s Compensation Committee. In connection with his promotion, the Company granted to Mr. Simzer an option to purchase 60,000 shares of Common Stock at an exercise price of $3.20 per share.

On February 2, 2004 the Company entered into a letter agreement with Mr. Simzer (the “CIC Bonus Agreement”) pursuant to which the Company granted Mr. Simzer the right to receive an additional bonus upon the occurrence of a Change in Control, the size of which varies between a value of $250,000 and $900,000 based on the fair market value of the Company’s Common Stock on the date that a Change in Control occurs; provided, however, that no bonus shall be payable at such Common Stock value of less than $3.20 per share. The CIC Bonus Agreement incorporates by reference the terms and conditions of the Company’s Change in Control Bonus Incentive Plan – see “Employment, Non-competition, Retention and Separation Agreements—Mr. Conner”.

On April 30, 2004 Mr. Simzer’s base pay was increased to 270,000 Canadian dollars.

Mr. Sullivan

In accordance with the terms of a Separation Agreement and Release dated December 21, 2004 between Company and Kevin Sullivan (the “Separation Agreement”), Mr. Sullivan’s active responsibilities ceased as of December 13, 2004, and Mr. Sullivan’s employment with the Company will terminate on September 13, 2005 (the “Sullivan Separation Date”). Under the terms of the Separation Agreement, the Company agreed to pay Mr. Sullivan a base salary of $17,500 per month. All options held by Mr. Sullivan as of December 13, 2004 will continue to vest through to the Sullivan Separation Date, and all options vested as of such date will remain exercisable until the date set out in the controlling stock option plans and agreements. Mr. Sullivan is eligible to participate in the Company’s employee benefit plans through to the Sullivan Separation Date. Subject to limited exceptions contained in the Separation Agreement, Mr. Sullivan agreed to accept the payments and provisions set forth in the Separation Agreement in full and final settlement of all claims Mr. Sullivan is or might be entitled to make against the Company.

Mr. Wagner

By way of a letter agreement dated May 5, 1997 between the Company and Mr. David Wagner, the Company agreed to employ Mr. Wagner as the Company’s controller. On March 27, 2001 Mr. Wagner and the Company entered into a Non-competition and Non-solicitation Agreement (the “Wagner Non-Competition Agreement”) providing that for a period of one year after termination of his employment with the Company Mr. Wagner would not:

•	engage in any business or enterprise that directly or indirectly competes with the Company or any of its subsidiaries in the United States, Canada or Europe; or

•	Solicit business from or perform services for any customer, supplier, licensee or business relation of the Company or any of its subsidiaries, induce or attempt to induce, any such entity to cease doing business with the Company or any of its subsidiaries, or in any way interfere with the relationship between any such entity and the Company or any of its subsidiaries, or in any other way interfere with the relationship between any such entity and the Company or any of its subsidiaries.

Pursuant to a letter agreement dated April 24, 2003 between the Company and Mr. Wagner, the Company promoted Mr. Wagner to the position of Senior Vice President, Chief Financial Officer with a base salary of $215,000 and an annual incentive target bonus equal to 40% of his base salary provided certain specified individual and Company targets are met, and the Company agreed to grant Mr. Wagner an option to purchase shares of Common Stock of the Company. On August 1, 2003 Mr. Wagner acquired an option to purchase 80,000 shares of Common Stock of the Company at an exercise price of $3.20 per share.

In August 2003 Mr. Wagner’s annual incentive bonus was changed to 50% of his base salary, subject to review by the Company’s Compensation Committee. In October 2003 the Compensation Committee increased Mr. Wagner’s base salary to $235,000.

On February 2, 2004 the Company and Mr. Wagner entered into a Severance and Change in Control Agreement (the “Wagner SCIC Agreement”) pursuant to which, if Mr. Wagner terminates his employment for Good Reason (as defined in the Wagner SCIC Agreement), or the Company terminates Mr. Wagner’s employment without Cause (as defined in the Wagner SCIC Agreement other than due to death or disability), prior to, or without contemplation of, a Change in Control event (as defined in the Wagner SCIC Agreement), then Mr. Wagner’s entitlements will include a severance benefit in an amount equal to 1.5 times the sum of his Base Salary (as defined in the Wagner SCIC Agreement) and his target annual incentive opportunity for the year in which employment termination occurs. However, if Mr. Wagner terminates his employment for Good Reason (which in this context includes any termination by Mr. Wagner within 12 months following a Change in Control) or the Company terminates Mr. Wagner’s employment without Cause (other than due to death or disability) in contemplation of, or after, a Change in Control, then Mr. Wagner’s entitlement will include: (a) a severance benefit in an amount equal to 2.5 times the sum of his Base Salary and his target annual incentive opportunity for the year in which employment termination occurs, payable in lump sum following his termination; (b) a pro rata annual incentive award for the year in which termination occurs assuming he would have received his annual incentive for such year, payable in lump sum following his termination; (c) elimination of all restrictions on any restricted or deferred outstanding stock awards; (d) immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less; (e) settlement of all deferred compensation arrangements; and (f) continued participation in all medical, health and life insurance plans for a period of up to 24 months.

Under the terms of the Wagner SCIC Agreement Mr. Wagner also:

•	agreed to refrain, without the Company’s prior written consent, from disclosing to anyone (except in good faith in the ordinary course of business to a person who will be advised by Mr. Wagner to keep such information confidential) or making use of any confidential information except in the performance of his duties or when required to do so by law;

•	agreed for a period of 12 months following the termination of his employment, he will not induce employees of the Company or any subsidiary to terminate their employment, and he may not hire, directly or through any employee, agent or representative, any employee of the Company or any subsidiary or any person who was employed by the Company or any subsidiary within 180 days of such hiring; and

•	reaffirmed his obligations in the Wagner Non-Competition Agreement; provided however, that these obligations do not apply if his employment is terminated by the Company without Cause (other than due to death or disability), or if Mr. Wagner voluntarily terminates his employment for Good Reason (including any reason within 12 months following a Change in Control) within three years after a Change in Control has occurred (or any such termination in contemplation of such Change in Control).

The Wagner SCIC Agreement also provides that if any payments or benefits under the SCIC Agreement or any other plan, arrangement or agreement with the Company or any of its affiliates are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Company will provide Mr. Wagner with an additional payment to compensate for the tax. The effect of this provision is that the Company, rather than Mr. Wagner, bears the financial cost of the excise tax.

On February 2, 2004 the Company entered into a letter agreement with Mr. Wagner (the “CIC Bonus Agreement”) pursuant to which the Company granted Mr. Wagner the right to receive an additional bonus upon the occurrence of a Change in Control (a “CIC Bonus”), the size of which varies in value between $250,000 and $900,000 based on the fair market value of the Company’s Common Stock on the date that a Change in Control occurs; provided, however, that no bonus shall be payable at such Common Stock value of less than $3.20.

The CIC Bonus Agreement incorporates by reference the terms and conditions of the Company’s Change in Control Bonus Incentive Plan — see “Employment, Non-competition, Retention and Separation Agreements—Mr. Conner”.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2004:

EQUITY COMPENSATION PLAN INFORMATION

Plan category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders	5,487,822	$5.88	9,241,846

Equity compensation plans not approved by security holders	9,484,391	5.71	4,258,543

Total	14,972,273	$5.77	13,500,389

(1)	This table excludes an aggregate of 54,527 shares issuable upon exercise of outstanding options assumed by the Company in connection with the Company’s acquisition of enCommerce, Inc. in June 2000. The weighted-average exercise price of the excluded options is $8.13 per share.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2004, 9,241,846 shares under the Amended and Restated 1996 Stock Incentive Plan, as amended (the “1996 Plan”) and 4,258,543 shares under the 1999 Non-Officer Employee Stock Incentive Plan, as amended (the “1999 Plan”), may instead be issued in the form of restricted stock awards and other stock-based awards, including shares based upon certain conditions, securities convertible into Common Stock and stock appreciation rights.

On August 1, 2003 the Company’s 1998 Employee Stock Purchase Plan was discontinued. Prior to such termination 173,891 shares were issued under such plan in 2003.

1999 Non-Officer Employee Stock Incentive Plan

In December 1999, the Board of Directors adopted the 1999 Plan pursuant to which non-statutory stock options, restricted stock and other stock-based awards for up to 2,500,000 shares of Common Stock were authorized to be issued to employees, consultants and advisors of the Company and its subsidiaries, other than executive officers. The Board of Directors amended the 1999 Plan in December 2000, April 2001 and October 2002 to increase the total number of shares authorized for issuance under the 1999 Plan to 7,600,000 shares, 9,600,000 shares and 11,600,000 shares, respectively.

The Board of Directors is authorized to administer the 1999 Plan and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1999 Plan and to interpret the provisions of the 1999 Plan. The Board of Directors may amend, suspend or terminate the 1999 Plan at any time. In accordance with the provisions of the 1999 Plan, the Board of Directors has delegated authority to administer certain aspects of the 1999 Plan to the Compensation Committee and, from time to time, Mr. Conner as a committee of one.

The Board of Directors, the Compensation Committee or Mr. Conner selects the recipients of awards under the 1999 Plan and determines (i) the number of shares of Common Stock covered by such awards, (ii) the dates upon which such awards become exercisable (which is typically 25% of the total underlying shares on the first anniversary of the grant date and as to one-thirty-sixth of the remaining shares on the monthly anniversary of the grant date over the following 36 months), (iii) the exercise price of options (which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant), and (iv) the duration of the options.

If any option or other award granted under the 1999 Plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such option or other award will again be available for grant under the 1999 Plan. No award may be granted under the 1999 Plan after December 10, 2009, but options and other awards previously granted may extend beyond that date.

The Board of Directors is required to make appropriate adjustments in connection with the 1999 Plan to reflect any stock split, stock dividend, recapitalization, spin-off or other similar event. Upon the occurrence of an acquisition event (as defined in the 1999 Plan), the 1999 Plan requires the Board of Directors to take one or more of the following actions with respect to any then outstanding options and other awards:

•	provide that each outstanding option or award will be assumed, or an equivalent option or award will be substituted by, the successor entity or an affiliate of the successor entity;

•	provide that all outstanding options become exercisable in full for a specified period of time before such acquisition event takes place, even if such options would not have been exercisable otherwise;

•	if the acquisition event involves a cash payment to holders of Common Stock in exchange for their shares of Common Stock, provide for the termination of all outstanding options and provide for a cash payment to each option holder equal to the amount by which (1) the cash payment per share of Common Stock paid to the holder of Common Stock multiplied by the number of shares of Common Stock subject to such outstanding option (whether or not exercisable), exceeds (2) the total exercise price of such options;

•	provide that all restricted stock awards then outstanding will become free of all restrictions prior to the acquisition event; and

•	provide that any other stock-based awards outstanding (1) will become exercisable, realizable or vested in full, or will be free of all conditions or restrictions, as applicable, prior to the acquisition event or (2) will be assumed, or equivalent awards will be substituted, by the successor entity or an affiliate of the successor entity.

Special Non-Statutory Stock Option Agreement

In April 2001, as an inducement essential to Mr. Conner’s entering into an employment agreement with the Company as its President and Chief Executive Officer, the Board of Directors approved the grant of an option to Mr. Conner for 2,000,000 shares of Common Stock at an exercise price of $6.87 per share. The Board of Directors is required to make appropriate adjustments in connection with the option to reflect any stock split, stock dividend, recapitalization, spin-off or other similar event. Unless earlier terminated, this option will expire on April 22, 2011. For details regarding the vesting schedule of all options granted to Mr. Conner in April 2001, including the foregoing option, see “Employment, Non-Competition, Retention and Separation Agreements—Mr. Conner.”

Certain Transactions

Asia Digital Media:

The Company has entered into a series of transactions related to the Asia Digital Media joint venture, which was established in December 2004. Asia Digital Media was established to distribute Company software in China, distribute secure digital television and media delivery systems and platforms in China, maintain these products and services, supply media programming to and from the Chinese market, and provide vendor financing for the sale of Asia Digital Media’s secure digital delivery system products. Key elements of this series of transactions included the following:

1. Ohana Loans:    From September 30, 2003 through October 2004, the Company loaned Ohana Wireless Corporation (Ohana) a total of $1.5 million. Ohana was incorporated on July 10, 2003 and was formed to design, assemble and install high frequency wireless communications systems. The Company anticipated that an investment in Ohana would assist the Company in furthering the development of its distribution capability in Asia through technology and distribution partnerships.

2. Additional Ohana Business Dealings.    From December 2003 to July 2004, the Company entered into a teaming agreement and service agreement with Ohana. Under these agreements the companies agreed to work together on specific business opportunities. The company also agreed to retain certain consulting services of Ohana for a one-time fee of $20,000.

3. Ohana Restructuring—Conversion of Loans to Equity in ADML Holdco:    In November 2004, the Company’s Ohana loans were converted into equity in ADML Holdings, Ltd. (“ADML Holdco”), based on a pre-money valuation of Ohana equal to $6,000,000. Concurrent with this debt conversion, all issued and outstanding shares of common stock of Ohana were exchanged for ordinary shares of ADML Holdco, ADML Holdco became the sole owner of all of the issued and outstanding shares of common stock of Ohana, and the major stockholders of ADML Holdco entered into a stockholders agreement with respect to the management and control of ADML Holdco. This Ohana restructuring and debt conversion closed on November 16, 2004, and the Company and other former creditors of Ohana received approximately 14.3% of ADML Holdco and a warrant that may be exercisable for additional shares of ADML Holdco upon the happening of certain events.

4. Formation of Asia Digital Media.    On September 16, 2004, the Company and certain other investors including ADML Holdco agreed to subscribe for shares in a newly formed joint venture called Asia Digital Media. Under the subscription agreement the Company received approximately 16.7% of the share capital of Asia Digital Media in exchange for a cash contribution of $2.0 million and in-kind software license and professional services contribution totaling $1.3 million. ADML Holdco, in which the Company holds a 14.3% ownership interest, directly subscribed for 60.6% of the share capital of Asia Digital Media in exchange for a contribution of the entire issued share capital of Ohana. The remaining capital stock of Asia Digital Media is owned by two investors and CANW, in exchange for cash and/or in-kind contributions. As a result, the Company’s total direct and indirect equity holdings in Asia Digital Media are approximately 25.3%.

5. Subsequent Dealings with Asia Digital Media.    Concurrent with the formation of Asia Digital Media, the Company agreed to grant Asia Digital Media exclusive rights to the distribution of certain of the Company’s products in China. Additionally, the Company is expected to receive additional equity in Asia Digital Media of approximately 1.7% in consideration of legal expenses incurred by the Company in connection with the formation of Asia Digital Media. The Company has also advanced to Asia Digital Media an aggregate of $70,709 in working capital funds which have been repaid as of March 2004. The Company has also provided certain technical services to Asia Digital Media, and the Company has received $266,245 from Asia Digital Media on account of such services. Additional technical service agreements are anticipated. Finally, the Company and Asia Digital Media are expected to conclude another services agreement pursuant to which the Company will provide certain administrative services to Asia Digital Media in exchange for cash or equity consideration.

Interests of Mr. Hwang.

Dr. Anthony E. Hwang, a director of the Company since August 4, 2003, was interim Chief Executive Officer of Ohana from July 2003 through to March 1, 2004. Dr. Hwang was also a director of Ohana from August 4, 2003 through March 31, 2004, and was entitled to receive approximately 1% of Ohana’s common stock as a result of serving as the interim CEO. Dr. Hwang, his spouse Evelyn Hwang, his parents Florencio Mallare and Jane Mallare, and his sibling Aristotle Mallare (“Hwang Family”) collectively own 100% of Fil-Fibers Manufacturing Inc., Ltd. (“Fil-Fibers”). Dr. Hwang individually owns 10% of Fil-Fibers and his spouse individually owns 20% of Fil-Fibers. In September 2003 Fil-Fibers owned approximately 16% of Ohana’s common stock. Fil-Fibers was also a creditor of Ohana in an amount of $650,000 based on an in-kind contribution to Ohana by Fil-Fibers and another company. On or about October 15, 2004, Ohana’s debt to Fil-Fiber’s was increased from $650,000 to $ 1,261,877 in consideration of another shareholder agreeing to reduce certain indebtedness of Ohana.

Dr. Hwang became a director of Asia Digital Media on December 17, 2004. Commencing on January 1, 2005 his remuneration from Asia Digital Media on account of being a director of Asia Digital Media is as follows:

•	An initial grant of options to acquire common stock of Asia Digital Media with the price set on the date of election, to be determined once the Stock Incentive Plan is approved by the stockholders of Asia Digital Media.

•	A refresher of options at each Annual Meeting of Stockholders, with additional options being awarded to committee chairmen and to members of the audit committee of Asia Digital Media.

•	An annual retainer of US$25,000 paid quarterly in arrears.

•	Attendance fees of US$5,000 per board meeting attended in person (includes attendance at all related committee meetings).

•	US$1,000 per board meeting by telephone if more than ninety minutes in duration.

Dr. Hwang is also the acting Chief Executive Officer of Asia Digital Media with an annual salary of US$75,000.

Since Asia Digital Media was formed in December 2004 Dr. Hwang has not directly held any equity in Asia Digital Media. However, by virtue of the Hwang Family’s 100% ownership interest in Fil-Fibers, Fil-Fibers’ 31.8% ownership of ADML Holdco, and ADML Holdco’s 60.6% ownership of Asia Digital Media, the Hwang

Family indirectly owns approximately 19.3% of Asia Digital Media. Dr. Hwang individually owns approximately 1.9% of Asia Digital Media indirectly, and his spouse individually owns approximately 3.9% of Asia Digital Media indirectly.

During 2004, as part of the transactions described above, the Company loaned $850,000 to Ohana, in which the Hwang Family indirectly held more than 10% of a class of equity, although Dr. Hwang did not individually hold more than 10% of a class of equity. The highest amount outstanding at any time in 2004 under loans to Ohana was $1,530,163. The weighted average interest rate of such loans was 2.01%. As of March 2005, no amount remains due to the Company because these loans were converted into equity of ADML Holdco as described above.

Interests of Mr. Conner

Mr. Conner became a director of Asia Digital Media on December 17, 2004. Mr. Conner received no compensation from Asia Digital Media in 2004. Commencing on January 1, 2005 his remuneration from Asia Digital Media on account of being a director of Asia Digital Media is as follows:

•	An initial grant of options to acquire common stock of Asia Digital Media with the price set on the date of election, to be determined once the Stock Incentive Plan is approved by the stockholders of Asia Digital Media.

•	A refresher of options at each Annual Meeting of Stockholders, with additional options being awarded to committee chairmen and to members of the audit committee of Asia Digital Media.

•	An annual retainer of US$25,000 paid quarterly in arrears.

•	Attendance fees of US$5,000 per board meeting attended in person (includes attendance at all related committee meetings).

•	US$1,000 per board meeting by telephone if more than ninety minutes in duration.

The Compensation Committee of the Board of Directors and independent members of the Company’s Board of Directors have approved the direct compensation of Mr. Conner by Asia Digital Media – see “Report of the Compensation Committee on Executive Compensation”.

Interests of other Entrust Employees

Mr. David Rockvam, the director of Investor Relations for Entrust, is also the Chief Financial Officer for Ohana and for Asia Digital Media. Mr. Rockvam’s position with Asia Digital Media is a part time position and he has not received any compensation from Asia Digital Media on account of his services, although subject to certain requirements Ohana has agreed to compensate him at a nominal rate and reimburse him for out-of pocket expenses.

A number of other non-executive employees of Entrust have positions with Ohana and ADML Holdco, and have provided services to Ohana and ADML Holdco from time-to-time for which they have received no compensation from Ohana and ADML Holdco.

Other Transactions:

In connection with the incorporation and financing of the Company in December 1996 and January 1997, the Company entered into a strategic alliance agreement (the “Strategic Alliance Agreement”) pursuant to which it agreed to grant to Nortel Networks Limited (“NNL”), at NNL’s request, a royalty-bearing license to use and modify the Company’s source code in some of the Company’s products. NNL granted to the Company and the Company granted to NNL world-wide, royalty-free licenses to use, sell or license any of the products or services incorporating NNL patented inventions excluding those subject to existing exclusive licenses, but only for those NNL patents that were granted prior to NNL ceasing to control the Company.

During 2004, the Company did not reimburse NNL and Nortel Networks Inc. (collectively “Nortel Networks”) for any expenses paid by Nortel Networks on behalf of the Company. In the year ended December 31, 2004, the Company recognized revenue in the amount of $121,013 from Nortel Networks for support and maintenance services relating to software previously licensed by the Company to Nortel Networks. On February 3, 2004, Nortel Networks sold all of the remaining 7.3 million shares of the Company’s Common Stock that it held.

From January 1, 2004 through January 30, 2004, the law firm of Powell, Goldstein, Frazer & Murphy LLP, of which Mr. Derrick was a Partner until February 2004, billed the Company an aggregate of $2,485 for legal services provided to the Company.

Commencing in January 2005 the law firm of Nelson, Mullins, Riley and Scarborough LLP, of which Mr. Derrick is currently a Partner, commenced performing legal services for the Company. No amounts have yet been billed but we estimate that we have incurred legal fees and expenses of $2,291 as of March 16, 2005.

Mr. Grant Jones, the son of Mr. Jerry C. Jones, was hired as a summer intern during 2004 and was paid a total of $8,449.68 for such services in 2004. He is not currently an employee, but has accepted an offer of employment upon his graduation from college, to begin June 27, 2005 as a Financial Analyst, at a rate of $53,200 per year. Mr. Grant Jones will also receive employee benefits that are generally available to all employees.

For a description of certain employment and other arrangements between the Company and its Named Executive Officers, see “Compensation of Executive Officers – Employment, Non-Competition, Retention and Separation Agreements” (above).

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors sets the compensation of the Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for other key executives, and reviews and approves equity grants for all executive officers. The Compensation Committee, serving under a charter adopted by the Board of Directors, currently consists of Messrs. Jones and Pinder.

Executive Compensation Philosophy

The Board and the Compensation Committee believe that the goals with respect to executive compensation are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company, and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of salary, cash bonus, and long term incentives. To date, long term incentives have comprised stock option awards. The Compensation Committee is considering revising the long term incentive element of compensation to include additional equity instruments such as restricted stock, restricted stock units and stock appreciation rights. While the ultimate goal of the Company is long-term success, execution of the Company’s short-term objectives and strategies, particularly in relationship to quarterly performance, is a critical element of achieving long-term success. Accordingly, the compensation philosophy of the Company is designed to reward achievement of both short-term and long-term success through periodic cash incentive bonuses and long-term equity incentives.

The Board and the Compensation Committee also believe that the compensation of the Chief Executive Officer and the Company’s other executive officers should be based to a substantial extent on the Company’s performance and adjusted, as appropriate, based on such executive officer’s performance against personal performance objectives. Generally, when establishing salaries, bonus levels and long term incentive awards for executive officers, the Compensation Committee considers: (a) the Company’s financial performance during the past year and recent quarters, (b) the individual’s performance during the past year and recent quarters and (c) the salaries of executive officers in similar positions of companies of comparable size and capitalization, and other companies within the software industry.

Compensation Components

The three major components of the Company’s executive officer compensation are (a) base salary, (b) variable incentive awards and (c) long-term incentives in the form of equity-based awards.

Base Salary.    Each executive officer of the Company has a base salary established in their employment agreement which may have changed since the date of hire (see “Employment, Non-Competition, Retention and Separation Agreements”). At each meeting, the Compensation Committee generally reviews the base salary levels of the executive officers and other vice presidents which have been identified by management for review. When reviewing base salaries, the Compensation Committee considered individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices, since the Compensation Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other Internet software companies.

Mr. Conner, the Company’s President and Chief Executive Officer since April 2001, is party to an employment agreement that set his annual base salary initially at $500,000. Mr. Conner’s base salary has not changed since the date of his hire. The following summarizes the base salaries for the other Named Executive Officers, and changes since December 31, 2003:

•	In October 2004, Mr. Contardi was hired as Senior Vice President, Worldwide Sales of the Company at an annual base salary of $240,000.

•	Mr. Downer has been our Senior Vice President of Global Professional Services and Canadian Sales since April of 2003. As of December 31, 2003 Mr. Downer’s base salary was $240,000. This amount was converted into Canadian currency at the prevailing exchange rate at the time of his relocation to Canada in 2004, and his annual base salary is therefore now $330,000 Canadian dollars (based on a conversion rate of 0.7273 Canadian dollars per U.S. dollar.).

•	Mr. Pillman served as our Senior Vice President, Global Portfolio and Services from May 2001 until June 30, 2004. On September 18, 2003 the Company entered into a Transition Agreement pursuant to which Mr. Pillman would continue to receive his base salary of $275,000 until June 30, 2004. In June 2004 this was amended to include $25 per week as additional compensation commencing July 1, 2004, so that the Company would be able maintain Mr. Pillman’s employment benefits during such severance period. Mr. Pillman ceased serving as an executive officer on June 30, 2004 and he received $206,250 representing six months of his base and bonus compensation pursuant to the Transition Agreement. After June 30, 2004 Mr. Pillman was retained on a consulting basis (see “Employment, Non-Competition, Retention and Separation Agreements – Mr. Pillman”).

•	Mr. Simzer has served as our Senior Vice President, Chief Marketing Officer since June 2003. At December 31, 2003 Mr. Simzer’s base salary was 243,000 Canadian dollars. This was increased to 270,000 Canadian Dollars in April, 2004, or $200,873 based on an exchange rate of 0.77014 U.S. dollar per Canadian dollar.

•	Mr. Sullivan served as our Senior Vice President, U.S. sales since April 2003. Mr. Sullivan’s base salary of $210,000 did not change during 2004, although Mr. Sullivan ceased serving as an executive officer in October 2004 and his active employment with the Company ended on December 13, 2004. Mr. Sullivan is on salary continuance until September 13, 2005.

•	Mr. Wagner became our Senior Vice President and Chief Financial Officer in April 2003. Mr. Wagner’s annual base salary is $235,000.

Variable Incentive Awards.

In July 2003, the Compensation Committee adopted a corporate wide bonus program to reward leadership and all employees for excellent performance if organization-wide targets of GAAP break-even are met in consecutive quarters, including both Q4’03 and Q1’04. Under the program, if Bonus Payouts were determined to have been met, payouts for executive officers would be based in part on their current target bonuses defined in each of their executive compensation packages (see “Employment, Non-Competition, Retention, and Separation Agreements”).

The Compensation Committee determined that these targets were met and so in April 2004, the Compensation Committee made awards to the executive officers under that corporate wide bonus program based, on each executive officer’s target annual bonus multiplied by a performance factor. The Named Executive Officers were awarded the following bonuses: Mr. Conner was awarded a bonus of $750,000, Mr. Downer was awarded a bonus of $86,400, Mr. Pillman was awarded $192,500, Mr. Simzer was awarded 136,080 Canadian dollars (or $104,801 based on an exchange rate of 0.77014 U.S. dollar per Canadian dollar), and Mr. Wagner was awarded $135,125.

In December 2004, the Compensation Committee adopted a corporate wide bonus program to reward all employees if the Company meets specified revenue and profitability targets in consecutive quarters, including both Q4’04 and Q1’05. If Bonus Payouts are made, payment will be targeted for May 2005. Payouts for executives will be based on their current target bonuses defined in each of their executive compensation packages (see “Employment, Non-Competition, Retention, and Separation Agreements”). The Compensation Committee currently anticipates the amount awarded under the December 2004 plan will be less than under the July 2003 plan.

Equity-Based Awards.    The 1996 Plan was established to provide all employees of the Company, including executive officers, with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Compensation Committee strongly believes that a primary goal of the compensation program is to provide key employees who have significant responsibility for the management, growth and future success of the Company with the opportunity to participate in the financial gain from Company stock price increases. Executives are eligible to receive equity-based award generally not more than once a year unless promoted. To date the equity-based awards have been in form of stock options giving the recipients the right to purchase shares of Common Stock in the future at a price equal to the fair market value at the date of grant.

Initial grants to all executives, including the Chief Executive Officer, are generally exercisable as to one-fourth of the underlying shares on the first anniversary of the grant date, and as to one-thirty-sixth of the remaining underlying shares on the monthly anniversary of the date of grant for the subsequent 36 months. However, in 2004 an initial grant of 200,000 options was made to Mr. Contardi with 25% vesting upon employment and after the first anniversary of his commencement date this option will become exercisable as to an additional 1/36th of the remaining number of shares on that day of the month for each of the next 36 months after such first anniversary. Mr. Contardi also received 25,000 shares of Common Stock which were issued with restrictions on October 18, 2004. One-fourth of the restricted shares shall vest on the first anniversary of issue date, and the remaining shares shall vest at a rate of one-thirty-sixth of the remaining shares per month for the next 36 months.

Annual grants to executives other than the Chief Executive Officer are approved by the Compensation Committee based upon recommendations made by the Chief Executive Officer based upon (1) the individual executive’s performance and (2) market data relating to option grants to individuals occupying similar positions at comparably situated companies. Annual grants to all executives, including the Chief Executive Officer, are generally exercisable as to one-fourth of the underlying shares on the first anniversary of the grant date, and as to one-thirty-sixth of the remaining underlying shares on the monthly anniversary of the date of grant for the subsequent 36 months. In January 2004, the Compensation Committee granted to Mr. Conner options to purchase

300,000 shares of Common Stock. In addition, the Compensation Committee granted to the following Named Executive Officers options to purchase a number of shares of Common Stock: Mr. Downer was granted options to purchase 25,000 shares; Mr. Sullivan was granted options to purchase 15,000 shares; and Mr. Wagner was granted options to purchase 25,000 shares.

The Compensation Committee and the Board of Directors have been taking steps since 2003 to adjust the Company’s long term equity-based incentive grants. The Compensation Committee has reduced stock option grants to executives and employees from 2003 to 2004. For 2005, the Compensation Committee and the Board are considering other long term equity-based incentives in addition to options such as restricted stock awards, including restricted stock units and stock appreciation rights (“SARs”).

The Compensation Committee and the Board have also taken steps in anticipation of the change in the financial accounting rules scheduled to take affect July 1, 2005. On January 28, 2004 the Compensation Committee and the Board approved the acceleration of all unvested stock options with an exercise price of $4.79 or more; however, options granted to certain employees, including Mr. Sullivan who was on salary continuance without any active responsibilities and Mr. Pillman who was an employee for a limited duration instead of an indefinite duration, were not accelerated. The closing price on NASDAQ the day prior to the acceleration was $3.57. In making its decision, the Compensation Committee took into account the potential expense reduction, the likelihood of the stock price exceeding the exercise before vesting, and the potential retention value.

Other Matters.    In January, 2005 the Compensation Committee and the Board considered the matter of the compensation of Mr. Conner in respect of his considerable efforts in respect of creating and assisting in the creation and ongoing operation of Asia Digital Media. The Compensation Committee believes that the success of Asia Digital Media is a key factor for the near term success of the Company and believes that Mr. Conner will likely have to devote substantial time to this venture if it is to be successful, in addition to Mr. Conner’s current responsibilities to the Company. As a result, the Compensation Committee and the independent members of the Board of Directors thought it appropriate and in the best interests of the Company that he be compensated directly by Asia Digital Media for his work and to receive equity compensation in Asia Digital Media. The Compensation Committee and the independent members of the Board of Directors also determined that it is in the interests of the Company that the amount of equity compensation that he receives from Asia Digital Media be used to reduce the long term incentive compensation that he would otherwise be awarded by the Company on an equal value basis. However, Mr. Conner will be entitled to retain reasonable board fees without any reduction in his compensation from the Company. Mr. Conner received no compensation from Asia Digital Media in 2004.

Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation over $1 million paid to its Chief Executive Officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements, such as stockholder approval of a compensation plan, are met. The Company generally intends to structure the stock options granted to its executive officers in a manner that complies with the statute to mitigate any disallowance of deductions under Section 162(m) of the Code. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments which may be in excess of the limit where the Compensation Committee believes such payment is appropriate, after taking into consideration changing business conditions or the officer’s performance, and is in the best interest of the stockholders.

While the Compensation Committee does not currently intend to qualify its annual cash incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

Compensation Committee

Jerry Jones, Chair

Andrew Pinder

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Messrs. Jones (chair) and Pinder. During 2004, no executive officer of the Company served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Report of the Audit Committee of the Board of Directors

The SEC and the principal self regulatory organizations, including NASDAQ, impose requirements upon audit committees and require certain disclosures regarding audit committees and their interaction with a company’s auditor and management. The rules require that a company’s annual proxy statement contain a report of the audit committee addressing several issues identified in the rules. In addition, NASDAQ requires that audit committees adopt written charters, which must be included as an attachment to a company’s annual proxy statement at least once every three years. The Company adopted an amended and restated audit committee charter in March 2003.

NASDAQ currently requires audit committees to consist of at least three members, each of whom is independent and is able to read and understand financial statements or will become able to do so within a reasonable period of time after appointment to the committee. Also, at least one member must have the experience or background which results in financial sophistication.

Management is responsible for the Company’s internal controls, the financial reporting process and the preparation of the Company’s financial statements. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent auditors, the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting and financial auditing personnel.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2004 and discussed these financial statements with the Company’s management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with the independent auditors. SAS 61 requires the Company’s independent auditors to discuss with the Company’s Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Company’s independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditors’ provision of certain other, non-audit related services to the Company was compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Audit Committee

Douglas Schloss, Chair

Michael P. Ressner

Jerry Jones

Comparative Stock Performance

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the period from December 31, 1999 through December 31, 2004 with the cumulative total return on (1) the NASDAQ Computer & Data Processing Index and (2) the Russell 2000 Index. The comparison assumes an investment of $100 on December 31, 1999 in the Company’s Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	Cumulative Total Return
	12/99	3/00	6/00	9/00	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02	3/03	6/03	9/03	12/03	3/04	6/04	9/04	12/04
Entrust, Inc.	100.00	141.94	138.06	46.09	71.59	13.87	11.83	4.75	17.00	8.48	4.54	3.24	3.61	4.17	4.72	8.19	6.81	7.27	7.31	4.22	6.32

Russell 2000	100.00	107.08	103.04	104.18	96.98	90.67	100.71	82.08	99.39	103.35	94.72	74.14	79.00	75.48	93.16	101.52	116.38	123.65	124.25	120.70	137.71
NASDAQ Computer & Data Processing Index	100.00	107.34	87.74	79.37	52.15	34.69	44.05	27.75	37.89	34.60	27.77	21.82	76.84	26.48	30.96	34.04	38.81	37.48	43.30	37.23	43.05

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Grant Thornton as the Company’s independent public accountants for the year ending December 31, 2005. Although stockholder approval of the Audit Committee’s selection of Grant Thornton is not required under the Company’s by-laws or otherwise, the Board of Directors is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the Stockholders.

Representatives of Grant Thornton are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they so desire.

Change in Independent Public Accountants

Grant Thornton served as the Company’s independent public accountants for the fiscal year ended December 31, 2004 and is serving is such capacity for the current fiscal year. Ernst & Young LLP (“E&Y”) served as the Company’s independent public accountants for the fiscal year ended December 31, 2003. Deloitte & Touche LLP (“D&T”) served as the Company’s independent public accountants for the fiscal year ended December 31, 2002.

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent public accountants. Beginning in 2003, the Audit Committee, or a designated member thereof, pre-approves each audit and non-audit service rendered by its independent public accounts to the Company.

On April 30, 2004, our Audit Committee voted to dismiss E&Y as the Company’s independent certifying public accountant. The decision to change accountants was approved by our Audit Committee in connection with the Audit Committee’s solicitation of bids for the Company’s audit engagement.

E&Y’s report on the Company’s consolidated financial statements for the year ended December 31, 2003 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2003 and the subsequent interim period prior to E&Y’s dismissal, (1) there was no disagreement between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to E&Y’s satisfaction, would have caused the auditors to make reference to the subject matter of the disagreement in connection with any report issued by them, and (2) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company requested that E&Y furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated May 4, 2004, along with a copy of a letter from E&Y to the Company dated May 4, 2004 confirming the termination of the client-auditor relationship between the Company and E&Y, were filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed May 6, 2004.

On March 18, 2003, our Audit Committee voted to dismiss D&T as the Company’s independent certifying public accountant. The decision to change accountants was approved by our Audit Committee in connection with the Audit Committee’s solicitation of bids for the Company’s audit engagement.

D&T’s report on the Company’s consolidated financial statements for the year ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: D&T’s report included an explanatory paragraph regarding the Company’s accounting change required by SFAS No. 142, “Goodwill and Other Intangible Assets.”

During the year ended December 31, 2002 and the subsequent interim period prior to D&T’s dismissal, (1) there was no disagreement between the Company and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to D&T’s satisfaction, would have caused the auditors to make reference to the subject matter of the disagreement in connection with any report issued by them, and (2) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company requested that D&T furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated March 24, 2003, along with a copy of a letter from D&T to the Company dated March 18, 2003 confirming the termination of the client-auditor relationship between the Company and D&T, were filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed March 25, 2003.

The Company engaged Grant Thornton on May 6, 2004 as the principal accountant to audit the Company’s consolidated financial statements for the year ending December 31, 2004. Grant Thornton replaces E&Y, whose services were terminated effective upon the filing of the Company’s 10-Q on May 6, 2004. During the years ended December 31, 2002 and 2003 and the subsequent interim period prior to the engagement of Grant Thornton, the Company did not consult with Grant Thornton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was the subject of a disagreement or reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K with the Company’s former accountant.

Fees Paid to Independent Public Accountants

The following table shows information about professional fees paid by the Company for audit and non-audit services to Grant Thornton and E&Y during 2004 and E&Y during 2003, respectively.

	2004 ($)	2003 ($)
Audit fees (a)	278,993	262.372
Audit-related fees (b)	210,995	86,933
Tax fees (c)	—	43,510
All other fees (d)	—	—

Total	489,988	392,815

(a)    Audit Fees

Grant Thornton billed the Company an aggregate of $219,987 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the most recent fiscal year, the reviews of quarterly financial information and the Company’s Quarterly Reports on Form 10-Q during 2004, the review of the Company’s Annual Report on Form 10-K and Proxy Statement, and consultations on accounting issues related to items included in the 2004 consolidated financial statements. Prior to dismissal on April 30, 2004, E&Y billed the Company $59,006 in fees for professional services in connection with the review of the financial information and the Company’s Quarterly Report on Form 10-Q for the first fiscal quarter of 2004 and initial planning efforts related to the audit of the Company’s most recent fiscal year. The aggregate fees billed to the Company by E&Y for these professional services in 2003 was $262,372. The aggregate fees billed to the Company by D&T for these professional services in 2002 was $348,602.

(b)  Audit-Related Fees

Grant Thornton billed the Company an aggregate of $210,995 in fees for professional services rendered in connection with its audit of management’s assessment of internal controls as required by Sarbanes Oxley section 404 for the 2004 fiscal year. Prior to dismissal on April 30, 2004, E&Y billed the Company $18,775 in fees for professional services in connection with the initial planning efforts related to the audit of management’s assessment of internal controls as required by Sarbanes Oxley section 404 for the 2004 fiscal year.

E&Y billed the Company an aggregate of $86,933 in fees for professional services rendered in connection with the audit of the Company’s employee benefit plans in 2003, statutory audits required for certain of the Company’s subsidiaries in 2003, attestation services related to the operating expenses of the Company’s California facility and special procedures related to regulatory SEC filings in 2003, including such items as comfort letters, consents and comment letters. In 2002, D&T billed the Company an aggregate of $51,270 in fees in connection with professional service rendered in connection with statutory audits required for certain of the Company’s subsidiaries in 2002.

(c)    Tax Fees

Grant Thornton was not engaged by the Company to perform any tax services in 2004. Accordingly, no fees were billed.

E&Y billed the Company an aggregate of $43,510 in fees for professional services rendered in connection with preparing tax returns, tax advice and tax planning for expatriate employees of the Company in 2003.

In 2002, D&T billed the Company an aggregate of $129,701 in fees for professional services rendered in connection with tax compliance, advice and planning related to the preparation of the Company’s U.S. Federal, state and local tax returns, as well as tax returns for certain of the Company’s international subsidiaries.

(d)    All Other Fees

The Company did not engage Grant Thornton for any other services in 2004. In 2003, the Company did not engage E&Y for any other services.

In 2002, D&T had billed an aggregate of $50,079 for professional fees in connection with security advisory services rendered to the Company.

Directors’ Recommendation:

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Grant Thornton as the Company’s independent public accountants for the year ending December 31, 2005.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2006 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its principal executive offices, One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, no later than November 25, 2005 in order to be considered for inclusion in the Company’s proxy statement and proxy card relating to that meeting.

If a stockholder of the Company wishes to present a proposal before the 2006 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2006 Annual

Meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2006 Annual Meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2006 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of reports filed by the Reporting Persons furnished to the Company, the Company believes that during 2004 the Reporting Persons complied with all Section 16(a) filing requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you write or call the Company at the following address or phone number: Entrust, Inc. One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, telephone (972) 713-5800, Attention: Investor Relations. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

By Order of the Board of Directors,

James D. Kendry, Secretary

March 25, 2005

APPENDIX A

ENTRUST, INC.

CHARTER OF THE

NOMINATIONS AND CORPORATE GOVERNANCE COMMITTEE

The Nominations and Corporate Governance Committee (the “Committee”) was created by a standing resolution adopted by the Board of Directors (the “Board”) of Entrust, Inc. (the “Company”) on January 28, 2000. The Board approved this Charter of the Committee on January 30, 2004.

Role of the Committee

The duties of the shall be to:

1.	Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and to select, or recommend to the Board, the nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by stockholders. In selecting or recommending candidates, the Committee shall take into consideration the criteria approved by the Board, and such other factors as it deems appropriate. The Committee shall consider all candidates nominated by the Company’s stockholders in accordance with the Company’s by-laws, and shall evaluate such candidates in the same manner as other candidates identified to the Committee. The Committee may use outside consultants to assist in identifying candidates. The Committee may consider candidates proposed by management, but is not required to do so.

2.	In the case of a director nominee to fill a Board vacancy created by an increase in the size of the Board, make a recommendation to the Board as to the class of directors in which the individual should serve.

3.	Identify Board members qualified to fill vacancies on any committee of the Board (including the Committee) and to recommend that the Board appoint the identified member or members to the respective committee. In nominating a candidate for committee membership, the Committee shall take into consideration the factors set forth in the charter of that committee, if any, as well as any other factors it deems appropriate.

4.	Make recommendations to the Board and, as appropriate, to the stockholders of the Company, concerning:

(I)	consideration of the performance of incumbent directors and determining whether to nominate them for re-election, and

(II)	policies concerning the tenure and retirement of directors.

5.	Study, and review with management, the overall effectiveness of the organization of the Board (including its committees) and the conduct of its business, and make appropriate recommendations to the Board (including its committees) on such matters and in particular:

(I)	review and recommend changes to the charter of the Board and charter of each committee, including changes that the Committee believes to be desirable to the size of the Board or any committee thereof,

(II)	consider the adequacy of the number of Board meetings per year and means of improving the effectiveness of Board meetings,

(III)	review the appropriateness and adequacy of information supplied to directors prior to and during Board meetings,

(IV)	consider from time to time the overall relationship of directors and management, and

(V)	develop and recommend to the Board the standards to be applied in making determinations as to the absence of material relationships between the Company and directors.

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6.	Review from time to time compensation (including benefits) for services to the Company by its directors, and make recommendations with regard thereto to the Board.

7.	Report to the Board on a regular basis, and not less than twice per year.

8.	Assist management in the preparation of the disclosure in the Company’s annual proxy statement regarding the operations of the Committee.

9.	Prepare and issue the evaluation required under “Performance Evaluation” below.

10.	Review such other matters concerning corporate governance, as the Board or the Committee deems appropriate.

11.	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the nomination of Board and committee members.

Composition of the Committee

The Committee shall consist solely of “independent directors,” i.e., those directors who neither are officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise “independent” under the rules of The Nasdaq Stock Market, Inc.

The members of the Committee shall be appointed by the Board. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Board shall determine the Chair of the Committee.

Meetings of the Committee

The Committee shall meet in person or telephonically at least twice a year, and perhaps more frequently, in conjunction with regularly scheduled meetings of the Board at regularly scheduled times and places determined by the Committee Chair, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its Chair.

Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Performance Evaluation

The Committee shall prepare and review with the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Chair of the Committee or any other member of the Committee designated by the Committee to make this report.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to consultants or search firms used to identify director candidates, this authority shall be vested solely in the Committee.

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APPENDIX B

ENTRUST, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

(March 10, 2003)

A.    Purpose

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors.

B.    Structure and Membership

1.	Number. The Audit Committee shall consist of at least three members of the Board of Directors.

2.	Independence. Except as otherwise permitted by the applicable rules of The Nasdaq Stock Market and Section 301 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder), each member of the Audit Committee shall be “independent” as defined by such rules and Act.

3.	Financial Literacy. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, at the time of his or her appointment to the Audit Committee. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules). All members of the Audit Committee shall participate in continuing education programs to the extent required by the rules developed by the Nasdaq Listing and Hearings Review Council.

4.	Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

5.	Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive any consulting, advisory or other compensatory fee from the Company other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

6.	Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Governance Committee. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C.    Authority and Responsibilities

General

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

Oversight of Independent Auditors

1.	Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

2.	Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

3.	Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

4.	Preapproval of Services. The Audit Committee shall preapprove all services (audit and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee shall require the Company to disclose in its SEC periodic reports the approval by the Audit Committee of any non-audit services to be performed by the independent auditor.

5.	Oversight. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole and direct responsibility for overseeing the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor pursuant to the Exchange Act regarding:

•	critical accounting policies and practices;

•	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management.

Review of Audited Financial Statements

6.	Discussion of Audited Financial Statements. The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

7.	Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

8.	Audit Committee Report. The Audit Committee shall prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting), the report described in Item 306 of Regulation S-K.

Review of Other Financial Disclosures

9.	Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by Statement on Auditing Standards Nos. 61, 71 and 90. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

Controls and Procedures

10.	Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal accounting controls for financial reporting, the Company’s disclosure controls and procedures and the Company’s code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder) and Rule 13a-14 of the Exchange Act.

11.	Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

12.	Related-Party Transactions. The Audit Committee shall review all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee.

13.	Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.    Procedures and Administration

1.	Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with: (i) the independent auditor; (ii) Company management and (iii) the Company’s internal auditors. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

2.	Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

3.	Reports to Board. The Audit Committee shall report regularly to the Board of Directors.

4.	Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

5.	Independent Advisors. The Audit Committee shall have the authority, without further action by the Board of Directors, to engage and determine funding for such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

6.	Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

Adopted by the Audit Committee

as of March 10, 2003

Adopted by the Executive Committee

as of March 10, 2003

Proxy – Entrust, Inc.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) F. William Conner, David J. Wagner and James D. Kendry, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of ENTRUST, INC. (the “Company”) to be held on Friday, May 6, 2005 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 (the “Meeting”), and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOUR VOTE IS IMPORTANT!

(continued and to be signed on reverse side.)

Entrust ®

Securing Digital Identities & Information

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.    Election of Directors

1.	The Board of Directors recommends a vote “FOR” the election of the following two nominees as Class I Directors to serve for the ensuing three years:

	For	Withhold
01 – Butler C. Derrick, Jr	☐	☐
02 – Jerry C. Jones	☐	☐

B.    Proposals

The Board of Directors recommends a vote “FOR” the following resolution:

2. To ratify the appointment of Grant Thornton LLP as the Company’s independent public accountants for the year ending December 31, 2005.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND “FOR” PROPOSAL 2. A VOTE “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

C.	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

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